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                                                                       Exhibit 5


                  [LETTERHEAD OF WORKLAND & WITHERSPOON, PLLC]


                                  July 2, 2003



Genesis Financial, Inc.
200 North Mullan Road, Suite 217
Spokane, WA  99206

         RE:      REGISTRATION STATEMENT OF FORM SB-2
                  COMMISSION FILE NO. 333-103331

Ladies and Gentlemen:

         We have represented Genesis Financial, Inc., a Washington corporation (the "Company"), in connection with the preparation of a registration statement on Form SB-2 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), for the purpose of registering under the Act: (i) up to 100,000 shares of Series A Cumulative Preferred Stock, par value $10.00 per share (the "Preferred Shares"); (ii) up to 137,500 shares of Common Stock issuable to certain stockholders upon exercise of a Warrant to Purchase Shares of Common Stock (the "Warrant Shares"); and (iii) 737,280 shares of Common Stock issuable pursuant to a spin- off distribution ("Spin-Off Shares"). In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents; corporate and other records; certificates; and other papers, including the Registration Statement, amendments thereto and pertinent resolutions of the board of directors of the Company, as we deemed necessary to examine for the purpose of this opinion.

         Based upon such examination, it is our opinion that:

         1. The Preferred Shares to be issued are duly authorized; and, when:
(a) the pertinent provisions of the Act and such "blue sky" and securities laws as may be applicable have been complied with; and (b) such shares have been duly delivered against payment therefor as contemplated in the prospectus, such Preferred Shares will be validly issued, fully paid, and non-assessable.

         2. The Warrant Shares to be issued are duly authorized; and, when: (a) the pertinent provisions of the Act and such "blue sky" and securities laws as may be applicable have been complied with; and (b) such Warrant Shares have been duly delivered against payment therefor as


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Opinion Letter
July 2, 2003
Page 2



contemplated in the Warrant to Purchase Shares of Common Stock between the Company and the warrant holder, the Warrant Shares will be validly issued, fully paid and non-assessable.

         3. The Spin-Off Shares to be issued have been duly authorized; and, when: (a) the pertinent provisions of the Act and such "blue sky" and securities laws as may be applicable have been complied with; and (b) such Spin-Off Shares have been duly delivered in the Spin-Off transaction as contemplated in the prospectus, such Spin-Off Shares will be validly issued, fully paid, and non-assessable.

         The opinion expressed above is limited by the Washington Business Corporations Act, the applicable provisions of the Washington constitution, and the reported judicial decisions interpreting such laws; and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention. We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                               Very truly yours,



                               /s/ Gregory B. Lipsker